UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2011 (January 28, 2011)

SINOBIOMED INC.
(Exact name of registrant as specified in its charter)

Commission File Number 333-128399

Delaware	20-1945139
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Room 4304, 43/F China Resources Building
26 Harbour Road, Wan Chai
Hong Kong  HKSAR
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: 011-852-2511-0238

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 28, 2011, Mr. Chris Metcalf resigned as Chairman and a Director of Sinobiomed Inc. (the “Company”) effective immediately without any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In addition, on January 28, 2011, Mr. George Yu was appointed as a Director of Sinobiomed, which fills the vacancy created by the resignation of Mr. Chris Metcalf.

Mr. Yu, age 38, is currently the President and CEO of the Company since September 1, 2010, and has over 15 years of management and corporate development experience.  Prior to his appointment, he served, from September 2009 to August 2010, as the Managing Partner, Bay2Peak S.A., a financial advisory and investment management firm, and from September 2005 to August 2009, as the Managing Partner of Bay2Peak Strategies, Ltd., a financial advisory and investment management firm, where he was responsible in both instances for the sourcing and execution of transactions, including financings, mergers and acquisitions, and investor relations.  Prior to that, Mr. Yu served in various operational management and consulting roles and has worked with small-cap hedge and venture capital funds in emerging markets and investment banking at Lehman Brothers.  Mr. Yu holds a Bachelor of Science Degree from the University of Tuebingen, Germany, and a Masters in Business Administration, cum laude, in Finance and Economics from the Columbia Business School.

Mr. Yu is not, and has not been, a participant in any transaction with the Company that requires disclosure under Item 404(a) of Regulation S-K.  There is no family relationship between Mr. Yu and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINOBIOMED INC.

By:	/s/ George Yu
Name:	George Yu
Title:	Chief Executive Officer and Director

Date: February 2, 2011

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